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                                                                   SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO VALUE MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Securities (the "Fund") was held on July 17, 2012 and was adjourned, with respect to one proposal, until August 14, 2012 and further adjourned until September 25, 2012. The Meeting on September 25, 2012 was held for the following purpose:

(1). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Value Municipal Income Trust.

The September 25, 2012 voting results on the above matter were as follows:

                                                                                  Votes    Votes   Votes   Broker
Matter                                                                             For    Against Abstain Non-Votes
------                                                                          --------- ------- ------- ---------
(1). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Value Municipal Income Trust.................. 3,444,057 159,826 200,712 2,615,711